April 29, 2013

Kathryn Cohen
702 King Farm Boulevard
Suite 400
Rockville, MD 20850

Re: USA Truck, Inc. (NASDAQ ticker: USAK)

Dear Ms. Cohen:

I am writing in reference to the April 24 ISS proxy advisory recommendation that USA Truck's stockholders withhold their votes for re-election of incumbent director and Chairman, Robert A. Peiser, on the basis that our Board adopted a shareholder rights plan (“Rights Plan”) in November 2012 without a stockholder vote scheduled within 12 months of the adoption.  The unanimous board of directors (“Board”), and I personally, wish to convey that the loss of Mr. Peiser from his leadership role on the Board would not be in the best interest of our stockholders for at least four reasons:

(1)
Mr. Peiser is an experienced turnaround executive who has demonstrated his value to the Company by assisting with evaluating personnel and strategy, replacing certain executives, and re-assigning certain functions over the past several months;

(2)	The Company's reconfigured management team continues to benefit from the experience and insight of Mr. Peiser;
(3)	Mr. Peiser has led substantive changes to our governance practices in favor of the stockholders as detailed below; and
(4)	Mr. Peiser has the full confidence of other members of the Board in terms of establishing priorities and holding management accountable.

Upon examining the facts and the overall benefits of Mr. Peiser's service as Chairman in comparison to the relatively small burden of a vote on the Rights Plan after 17 months (May 2014 instead of the 12 month ISS requirement of November 2013), we respectfully request reconsideration of your recommendation.

The ISS publication is professional and factually correct in its description of events, although additional insight into the nuance and rationale may be helpful.  In late 2011, a competitor accumulated a 6% stake and publicly announced its interest in discussing a takeover.  The offer was disruptive to our management team and customer relationships.  Our then-incumbent Board rejected a sale process at a time when the stock was trading substantially below tangible book value and instead focused on enhancing management, stabilizing the capital structure, and adding directors with relevant experience to enhance oversight.

Mr. Peiser joined our Board in February 2012 as part of this plan.  For the balance of 2012, in conjunction with senior management, he led efforts to fortify the Company’s operations and financial condition.  Mr. Peiser was influential in the decision to make certain changes to senior management and took the lead role in recruiting the Company’s new CEO as well as convincing me to step back from CEO into my former role as CFO.  As Chairman, he continues to work with management on the introduction of best practice management processes, including more effective budgeting and monitoring of various operating metrics, and continues to be involved in the recruitment of additional management.

    From a financial perspective, Mr. Peiser encouraged a refinancing of our revolving credit facility into a more stable structure without financial covenants.  The facility was provided by Wells Fargo through personnel that knew Mr. Peiser from his previous companies. This new facility improved our liquidity and pricing.

    Also, as a governance expert, he introduced many best practices, including a resignation policy for those directors not receiving a majority of votes, age limits, annual Board evaluations, and a more effective committee structure.  He was also influential in recruiting an additional director (Robert Creager) to enhance the Company’s Audit Committee.

    In reference to the adoption of the Rights Plan in November 2012, Mr. Peiser and the entire Board balanced several considerations.  The Board was uncertain of the amount of time needed to attract a new CEO and was cognizant that leading candidates would be less likely to enter a situation where the Company could be subject to an unsolicited bid before the new CEO even had the chance to take action.  At the time, the Board suspected that a CFO search and possibly other searches would take place as well, and the Board did not want to risk an unsolicited offer undermining those searches as well.  Deferring the vote on the Rights Plan to 2014 would give candidates assurance that they would have time to make an impact.

    Recall that the May 2014 voting date was established at the time the Rights Plan was adopted in November 2012, before the CEO, CFO, and other management decisions were known.  The Board wanted to give stockholders assurance that they would have the right to vote on the Rights Plan, while also affording time to attract a new management team.  The Board did not have the benefit of knowing exactly when the new team would be in place.

    The Board also weighed the potential impact of putting the Rights Plan to a vote in May 2013 against the possibility of opening the Company to an attack at a time when its market capitalization was at its lowest point in its history.  In making its decision, the Board considered the possibility that a public takeover attempt would seriously jeopardize the operations and financial stability of the Company, which might, perversely, discourage the potential acquirer from continuing its pursuit and subsequently leave the Company unable to pursue a successful standalone plan.

    The Board considered holding the vote in November 2013, but believed the extra time and expense of a special meeting was not justified given a time difference of only five months.  Moreover, only one director who participated in the adoption of the Rights Plan (Mr. Peiser) was up for vote in the 2013, so the delay to May 2014 did not have a meaningful impact on the opportunity to “entrench” Board members.

    The decision to put it up for a vote in May 2014 was made with careful deliberation, extensive analysis and with the counsel of outside advisors as well as with due regard to the practice of allowing shareholders to decide the propriety of such a Rights Plan with all the appropriate information to make that informed judgment.  In making its decision, the Board did not ignore ISS’s stated policies, but felt that it had reached a reasonable position that balanced the Company’s needs and the underlying goal of ISS’s policies.  Because the Rights Plan will be subject to a stockholder vote, and only five months after the normal ISS schedule, the Board believed the balance favored a 2014 annual meeting vote.

    In light of the foregoing, we would respectfully request that you recommend a vote in favor of Mr. Peiser in consideration of his many contributions to the Board and the Company.  In many ways, he exhibits exactly the attributes stockholders should want in a director.  We believe our stockholders’ interests will be served by giving regard to all of Mr. Peiser’s contributions to the Company, rather than focusing on a single issue that will resolve itself in only a matter of months.

    We welcome the opportunity to discuss this matter with you further.   Are you available for a brief telephone call between yourself and Robert Peiser on Tuesday morning of this week?

    Thank you for your consideration.

                 Sincerely,

                Cliff Beckham
                Executive Vice President & CFO